Schedule 14A

(Rule 14A-101)

Information Required In Proxy Statement

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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Duke Energy Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy

Statement

and notice of

2003 Annual Meeting

526 South Church Street

Charlotte, NC 28202-1802

March 28, 2003

Dear Shareholder:

I am pleased to invite you to our annual meeting to be held on April 24, 2003 in the O. J. Miller Auditorium located in our Charlotte headquarters building. We will discuss our 2002 performance, our goals for 2003 and respond to any questions you may have. Enclosed with this proxy statement are your proxy card, voting instructions and Duke Energy’s 2002 annual report.

As in the past, we are offering you the opportunity to cast your vote by telephone or online via the Internet. Whether you choose to vote by proxy card, telephone or Internet, it would help if you would vote as soon as possible.

I look forward to seeing you at the annual meeting.

Sincerely,

R.B. PRIORY

Chairman of the Board

and Chief Executive Officer

526 South Church Street

Charlotte, NC 28202-1802

Notice of Annual Meeting of Shareholders

April 24, 2003

March 28, 2003

We will hold the annual meeting of shareholders of Duke Energy Corporation on Thursday, April 24, 2003, at 10:00 a.m. in the O. J. Miller Auditorium in the Energy Center located at 526 South Church Street in Charlotte, North Carolina.

The purpose of the annual meeting is to consider and take action on the following:

1.	Election of five nominees as Class III directors and one nominee as a Class I director.
2.	Ratification of Deloitte & Touche LLP as Duke Energy’s independent auditors for 2003.
3.	Approval of the Amended Duke Energy Corporation 1998 Long-Term Incentive Plan.
4.	Approval of the Amendment and Restatement of the Duke Energy Corporation 2000 Policy Committee Short-Term Incentive Plan as the Duke Energy Corporation Executive Short-Term Incentive Plan.
5.	A shareholder proposal relating to a study of the risk and responsibility for public harm due to Duke Energy’s nuclear program, if properly presented at the annual meeting.
6.	A shareholder proposal relating to re-examination of Duke Energy’s dividend policy, if properly presented at the annual meeting.

Shareholders of record as of February 28, 2003 can vote at the annual meeting. This proxy statement, proxy card and voting instructions, along with our 2002 annual report to shareholders, are being distributed on or about March 28, 2003.

Your vote is very important. If voting by mail, please sign, date and return the enclosed proxy card in the enclosed prepaid envelope and allow sufficient time for the postal service to deliver your proxy before the meeting. If voting by telephone or on the Internet, please follow the instructions on your proxy card.

By order of the Board of Directors

Richard W. Blackburn

Executive Vice President,

General Counsel and Chief Administrative Officer

Corporate Secretary

Table of Contents

Commonly Asked Questions and Answers About the Annual Meeting	1

Proposals to be Voted Upon

Proposal 1: Election of Directors	3

Proposal 2: Ratification of Deloitte & Touche LLP as Duke Energy’s Independent Auditors for 2003	3

Proposal 3: Approval of the Amended Duke Energy Corporation 1998 Long-Term Incentive Plan	3

Proposal 4: Approval of the Amendment and Restatement of the Duke Energy Corporation 2000 Policy Committee Short-Term Incentive Plan as the Duke Energy Corporation Executive Short-Term Incentive Plan	7

Proposal 5: Shareholder Proposal relating to a Study of the Risk and Responsibility for Public Harm Due to Duke Energy’s Nuclear Program	9

Proposal 6: Shareholder Proposal relating to Re-examination of Duke Energy’s Dividend Policy	10

The Board of Directors	12

Beneficial Ownership	16

Information on the Board of Directors	17

Report of the Audit Committee	19

Report of the Compensation Committee	20

Performance Graph	23

Compensation	24

Summary Compensation Table	24

Option Grants in 2002	26

Option Exercises and Year-End Values	27

Equity Compensation Plans	27

Employment Contracts and Termination of Employment and Change-in-Control Arrangements	28

Retirement Plan Information	29

Other Information	30

Appendix A – Charter of the Audit Committee	A-1

Commonly Asked

Questions and

Answers About

the Annual

Meeting

Q:	What am I voting on?

A:	• Election of six directors: the nominees are Robert J. Brown, William T. Esrey, George D. Johnson, Jr., James G. Martin, Michael E. J. Phelps, and Richard B. Priory;
•	Ratification of Deloitte & Touche LLP as Duke Energy’s independent auditors for 2003;
•	Approval of the Amended Duke Energy Corporation 1998 Long-Term Incentive Plan;
•	Approval of the Amendment and Restatement of the Duke Energy Corporation 2000 Policy Committee Short-Term Incentive Plan as the Duke Energy Corporation Executive Short-Term Incentive Plan;
•	A shareholder proposal, if properly presented at the annual meeting, relating to a study of the risk and responsibility for public harm due to Duke Energy’s nuclear program; and
•	A shareholder proposal, if properly presented at the annual meeting, relating to re-examination of Duke Energy’s dividend policy.

Q:	Who can vote?

A:

Common shareholders of Duke Energy as of the close of business on the record date, February 28, 2003, can vote at the annual meeting, either in person or by proxy. Each share of Duke Energy Common Stock has one vote.

Q:	How do I vote?

A:

Sign and date each proxy card that you receive and return it in the prepaid envelope or vote by telephone or on the Internet. If we receive your signed proxy card (or properly transmitted telephone or Internet proxy) before the annual meeting, we will vote your shares as you direct. You can specify when submitting your proxy whether your shares should be voted for all, some or none of the nominees for director. You can also specify whether you approve, disapprove or abstain from voting on the other five proposals.

If you use the proxy card and simply sign, date and return it without making any selections, your proxy will be voted in accordance with the recommendations of the Board of Directors:

•	in favor of the election of the nominees for director named in Proposal 1;
•	in favor of Proposals 2, 3 and 4; and
•	against Proposals 5 and 6.

Q:	May I change my vote?
A:	You may change your vote or revoke your proxy by:
•	casting another vote either in person at the meeting or by one of the other methods discussed above; or
•	notifying the Corporate Secretary, in care of the Investor Relations Department, at Post Office Box 1005, Charlotte, NC 28201-1005 prior to the close of business on April 23, 2003.

Q:	Can I vote my shares by telephone or on the Internet?

A:	Yes. You may vote by telephone or on the Internet, by following the instructions included on your proxy card. Your deadline for voting by telephone or on the Internet is 11:59 p.m., April 22, 2003.

Q:	Will my shares be voted if I do not provide my proxy?

A:

No. If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy unless you vote in person at the meeting. Brokerage firms generally have the authority to vote customers’ unvoted shares on certain “routine” matters. If your shares are held in the name of a brokerage firm, the brokerage firm can vote your shares for the election of directors and for Proposal 2 if you do not timely provide your proxy because these matters are considered “routine” under the applicable rules. The other proposals are not considered routine and therefore may not be voted by your broker without instruction.

Q:	As a Duke Energy employee, how do I vote shares held in my account in the Duke Energy Retirement Savings Plan?

A:

If you are a participant in the Duke Energy Retirement Savings Plan, you have the right to direct the plan trustee in the voting of those shares of Duke Energy Common Stock that are held by the plan and allocated to your plan account on any issues presented at the annual meeting. Plan participant proxies will be treated confidentially.

If you elect not to vote by proxy, shares allocated to your plan account will be voted by the plan trustee in the same proportion as those shares held by the plan for which the plan trustee has received direction from plan participants.

Commonly Asked

Questions and

Answers About

the Annual

Meeting

Q:	What constitutes a quorum?

A:

As of the record date, February 28, 2003, 896,757,363 shares of Duke Energy Common Stock were issued and outstanding and entitled to vote at the meeting. In order to conduct the annual meeting, a majority of the shares entitled to vote must be present in person or by proxy. This is referred to as a “quorum.” If you submit a properly executed proxy card or vote by telephone or on the Internet, you will be considered part of the quorum. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Q:	What vote is needed for these proposals to be adopted?

A:

Directors are elected by a plurality of the votes cast at the meeting. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. A majority of the votes cast at the meeting is required to approve the other proposals. For the election of directors, abstentions and broker “non-votes” will not be counted. For the other proposals, abstentions and broker “non-votes” will not be counted as votes cast.

Q:	Who conducts the proxy solicitation and how much will it cost?

A:

Duke Energy is asking for your proxy for the annual meeting and will pay all the costs of asking for shareholder proxies. We have hired Georgeson Shareholder Communications, Inc. to help us send out the proxy materials and ask for proxies. Georgeson’s fee for these services is $17,500, plus out-of-pocket expenses. We can ask for proxies through the mail or personally by telephone, telegram, fax or other means. We can use directors, officers and regular employees of Duke Energy to ask for proxies. These people do not receive additional compensation for these services.

We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of Duke Energy Common Stock.

Q:	How does a shareholder nominate someone to be a director of Duke Energy or bring business before the annual meeting?

A:

Nominations for director may be made only by the Board of Directors or by a shareholder who has given the proper notice, as provided in the By-Laws, between 90 and 120 days prior to the first anniversary of the previous year’s annual meeting. For the 2004 annual meeting, we must receive this notice on or after December 26, 2003, and on or before January 25, 2004.

Other business may be brought before an annual meeting by a shareholder who has delivered notice (containing certain information specified in the By-Laws) within the time limits described above for delivering notice of a nomination for the election of a director. These requirements apply to any matter that a shareholder wishes to raise at an annual meeting other than through the SEC’s shareholder proposal procedures. If you intend to use the SEC procedures and wish to have your proposal included in next year’s proxy statement, you must deliver the proposal in writing to our Corporate Secretary by November 29, 2003.

A copy of the full text of the By-Law advance notice provisions discussed above may be obtained by writing to the Office of the Corporate Secretary, Post Office Box 1006, Charlotte, North Carolina 28201-1006.

Proposals to be Voted Upon

PROPOSAL 1:

Election of Directors

The Board of Directors recommends a vote FOR each nominee.

The Board of Directors of Duke Energy consists of 11 members, divided into three classes. The three-year terms of the classes are staggered so that the term of one class expires at each annual meeting. The terms of the five Class III directors will expire at the 2003 annual meeting. In addition, Michael E. J. Phelps, who was appointed as a Class I director by the Board of Directors on April 25, 2002, will stand for election at the 2003 annual meeting. If elected, his term will expire at the 2004 annual meeting.

The Board of Directors has nominated the following Class III directors for election: Robert J. Brown, William T. Esrey, George D. Johnson, Jr., James G. Martin, and Richard B. Priory. It has nominated Michael E. J. Phelps for election as a Class I director.

If any director is unable to stand for election, the Board of Directors may reduce the number of directors or designate a substitute. In that case, shares represented by proxies may be voted for a substitute director. We do not expect that any nominee will be unavailable or unable to serve.

PROPOSAL 2:

Ratification of Deloitte & Touche LLP as Duke Energy’s Independent Auditors for 2003

The Board of Directors recommends a vote FOR this proposal.

The Board of Directors, upon recommendation of the Audit Committee, has reappointed, subject to shareholder ratification, the firm of Deloitte & Touche LLP, certified public accountants, as independent auditors to examine Duke Energy’s accounts for the year 2003. If the shareholders do not ratify this appointment, the Board of Directors will consider other certified public accountants upon recommendation of the Audit Committee.

A representative of Deloitte & Touche LLP will attend the annual meeting and will have the opportunity to make a statement and be available to respond to appropriate questions.

PROPOSAL 3:

Approval of the Amended Duke Energy Corporation 1998 Long-Term Incentive Plan

The Board of Directors recommends a vote FOR this proposal.

The Duke Energy Corporation 1998 Long-Term Incentive Plan was approved by Duke Energy’s shareholders at the 1998 annual meeting, and the shareholders approved an amendment to the plan at the 2001 annual meeting, increasing the shares reserved for issuance under the plan. The purpose of the plan is to strengthen Duke Energy’s ability to attract, motivate and retain employees and outside directors and to provide an additional incentive for employees and outside directors to promote Duke Energy’s financial success and growth. The aggregate number of shares reserved for issuance under the plan was 60,000,000 shares with 28,619,715 of such shares remaining reserved for issuance as of December 31, 2002.

The Board of Directors approved at its meeting on February 25, 2003 and is now asking the shareholders to vote on and approve amendments to the plan. Amendments requiring shareholder approval are (i) the revised performance criteria under the plan, and (ii) an increase in the maximum number of shares of Common Stock that may be issued under the plan as restricted stock awards, performance awards and phantom stock awards from 6,000,000 to 12,000,000. These proposed amendments are described in more detail below.

The full text of the amended plan was filed electronically with the SEC with this proxy statement. A brief description of the material features of the plan is presented here, but you are encouraged to read the full plan if you need more information.

The performance criterion for performance awards intended to qualify under Section 162(m) of the Internal Revenue Code that has been used since 1998 is total shareholder return. Current payments under the plan to the executive officers listed in the Summary Compensation Table under “Compensation” below, referred to as the Named Executive Officers, are set forth in that table under the column captioned “LTIP Payouts.” Current awards under the plan to the Named Executive Officers are set forth in the Long-Term Incentive Plan Awards Table.

Performance Criteria

The Board of Directors, at its meeting on February 25, 2003, amended the definition of “Performance Criteria” under the plan to include the additional

Proposals to be Voted Upon

Proposal 3 continued

criteria of EVA (economic value added), economic profit (net operating profit after tax, less a cost of capital charge), SVA (shareholder value added) and revenues. These new performance criteria will provide enhanced flexibility in structuring future performance awards under the Plan and will also achieve consistency with the proposed performance measures in the Executive Short-Term Incentive Plan described in Proposal 4.

As amended, the performance criteria available to the Compensation Committee under the plan now include:

•	total shareholder return

•	stock price increase

•	return on equity

•	return on capital

•	earnings per share

•	EBIT (earnings before interest and taxes)

•	cash flow (including, among others, operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of costs of capital)

•	EVA (economic value added)

•	economic profit

•	SVA (shareholder value added)

•	revenues

In order to maximize deductibility of the payments under the plan to the Company’s five most highly compensated employees under the provisions of Section 162(m) of the Internal Revenue Code, and to comply with the requirements of the regulations issued by the Internal Revenue Service, the shareholders are requested to approve this change in the definition of performance criteria and the revised material terms of the performance goals under the plan.

Increase in the Allocation of Available Shares for Restricted Stock Awards, Performance Awards and Phantom Stock Awards

Of the total 60,000,000 shares reserved for issuance under the plan, the aggregate number of shares of Common Stock issuable as restricted stock awards, performance awards and phantom stock awards was 6,000,000, with 4,132,026 shares remaining reserved as of December 31, 2002 for such awards. In order to ensure that adequate numbers of shares will be available in the near future to attract, motivate and retain executives, the Board of Directors, at its meeting of February 25, 2003 approved, subject to shareholder approval, an increase in the maximum number of shares that may be issued under the plan for such awards from 6,000,000 to 12,000,000.

A favorable vote by the holders of a majority of the Company’s common stock present, or represented, and entitled to vote at the Annual Meeting is required to approve the amendments to the plan described above. In the event that the proposal does not receive a favorable majority vote, the Board of Directors would then determine whether to amend or abandon the plan or to simply continue the plan without the amendments requiring shareholder approval and, to the extent necessary as a result, forego the deductibility of those limited individual compensation amounts in excess of $1 million, as provided by Section 162(m) of the Internal Revenue Code.

Other Principal Features of the Plan

Administration of the Plan.    The Compensation Committee of the Board of Directors administers the plan. The Compensation Committee determines who receives awards, what types of awards are granted, when awards are granted and the terms of awards, except that awards to outside directors must be authorized by the Board of Directors.

Eligibility to Receive Awards.    Substantially all employees of Duke Energy and its subsidiaries and all of Duke Energy’s outside directors are eligible to be granted awards under the plan. The number of actual grantees may vary from year to year.

Stock Option Awards.    Awards of nonqualified stock options and incentive stock options may be granted under the plan. Nonqualified stock options may be granted to employees and outside directors; incentive stock options may be granted only to employees. The maximum number of shares of Common Stock that may be granted under stock options to any one participant during any calendar year is 2,000,000 shares. The value of Common Stock (determined at the time of grant) that may be subject to incentive stock options that become exercisable by any one employee in any one year is limited to $100,000.

The maximum term of a stock option granted under the plan is ten years. The exercise price per share of an option is established by the Compensation Committee and may not be less than the fair market value of a share of Common Stock on the grant date. The Compensation Committee determines the extent to which an option becomes and/or remains exercisable following termination of employment or

Proposals to be Voted Upon

Proposal 3 continued

service due to retirement, death, disability or certain other circumstances, subject to limitations for incentive stock options.

Stock Appreciation Rights.    The Compensation Committee may grant stock appreciation rights under the plan. A stock appreciation right entitles the holder to receive the excess of the fair market value of a share of Common Stock on the date of exercise over the base price specified in the award, with respect to each share of Common Stock to which the stock appreciation right relates. The maximum number of shares of Common Stock subject to stock appreciation rights granted to any one participant during any calendar year is 2,000,000 shares.

A stock appreciation right may be granted either in tandem with an option or on a stand-alone basis. A stock appreciation right granted in tandem with an option has a base price per share equal to the per share exercise price of the option and generally has the same vesting and termination schedule as the option. Exercise of the stock appreciation right as to a number of shares results in the cancellation of the same number of shares under the option. A stock appreciation right granted on a stand-alone basis will be exercisable as determined by the Compensation Committee, but in no event after ten years from the date of grant. The base price of a stand-alone stock appreciation right may not be less than 100% of the fair market value of a share of Common Stock on the date of grant. Stock appreciation rights are payable in cash, in shares of Common Stock, or both, as determined by the Compensation Committee.

Performance Awards.    Performance awards are units denominated either in shares of Common Stock (“performance shares”) or in specified dollar amounts (“performance units”). Performance awards are payable upon the achievement of performance criteria established by the Compensation Committee at the beginning of the performance period. The performance period may not exceed ten years from the date of grant. At the end of the performance period, the Compensation Committee determines the payment to be made based on the extent to which the performance goals have been achieved. Performance awards are payable in cash, in shares of Common Stock, or both, as determined by the Compensation Committee.

The Compensation Committee may grant performance awards that are intended to qualify for exemption under Section 162(m) of the Internal Revenue Code, as well as performance awards that are not intended to so qualify. The performance criteria for a Section 162(m) qualified performance award may relate to Duke Energy, a subsidiary or a business unit, and may be absolute or measured relative to a peer group. Pending approval by the shareholders of the current criteria and the additional criteria described above, as set forth in this proposal, only the performance criteria described under “Performance Criteria” above may be used for a Section 162(m) qualified award. No more than $2.5 million may be payable in any one calendar year to any one participant under a Section 162(m) qualified performance unit award. No more than 400,000 share units may be subject to a Section 162(m) qualified performance share award granted to any one participant in any calendar year.

Restricted Stock Awards.    The Compensation Committee may grant restricted stock awards under the plan. Restricted stock awards contain restrictions with respect to transferability and ownership of the shares of Common Stock granted and are subject to forfeiture under certain conditions. The restrictions lapse in accordance with the vesting requirements set forth in the award. Vesting requirements may be based on the participant’s continued employment for a specified time period but shall not lapse in their entirety prior to the first anniversary of the date of grant or on the attainment of specified business goals or performance criteria. The Compensation Committee may require the payment of a specified purchase price in connection with a restricted stock award.

No more than 400,000 shares of restricted stock intended to qualify under Section 162(m) may be granted to any one participant during any calendar year. Subject to shareholder approval of this Proposal, an award of restricted stock that is intended to qualify for exemption under Section 162(m) will have its vesting requirements limited to the performance criteria described under “Performance Criteria” above.

Phantom Stock Awards.    The Compensation Committee may grant awards of phantom stock under the plan. A phantom stock award gives the participant the right to receive the fair market value of a share of Common Stock on the vesting date (subject to any applicable maximum value) for each unit of phantom stock awarded. Vesting periods may be no more than ten years from the date of grant. Phantom stock units may be subject to restrictions and conditions set by the Compensation Committee. Payments of phantom stock awards may be in cash, in shares of Common Stock, or both, as determined by the Compensation Committee.

Dividend Equivalent Awards.    The Compensation Committee may grant dividend equivalent awards under the plan. A dividend equivalent award gives

Proposals to be Voted Upon

Proposal 3 continued

the participant the right to receive cash payments that are equivalent to dividends on the shares of Common Stock to which the award relates. Dividend equivalent awards may be granted in tandem with other awards or on a stand-alone basis. Dividend equivalent awards granted in tandem with other awards expire at the time the underlying award is exercised, becomes otherwise payable or expires. Dividend equivalent awards granted on a stand-alone basis shall expire no later than 10 years from the date of grant. Dividend equivalent awards may be payable in cash or in shares of Common Stock, as determined by the Compensation Committee.

Term of the Plan.    The plan will terminate on April 16, 2008, except that the plan may be terminated earlier by the Board of Directors.

Other Information.    The Board of Directors may amend the plan at any time, except that shareholder approval is required for amendments that change who is eligible to participate in the plan, increase the number of shares of Common Stock reserved for issuance under the plan or for certain kinds of awards, allow grants of options at an exercise price below fair market value or allow the repricing of options.

The Compensation Committee may provide for the effect of a “change in control” (as defined in the plan) on awards granted under the plan. Such provisions may include accelerating or extending time periods for exercising, vesting or realizing gain from any awards, waiving or modifying performance or other conditions relating to payment or other rights under awards or cash settlement of awards.

Federal Income Tax Consequences.    The following is a general description of the federal income tax consequences to participants and Duke Energy relating to awards that may be granted under the plan. The description does not purport to cover all tax consequences relating to awards.

The grant of a stock option will not result in taxable income at the time of grant for the grantee or Duke Energy. The grantee will have no taxable income upon exercising an incentive stock option (except that the alternative minimum tax may apply), and Duke Energy will receive no deduction when an incentive stock option is exercised. Upon exercising a nonqualified stock option, the grantee will recognize ordinary income in the amount by which the fair market value exceeds the option price; Duke Energy will be entitled to a deduction for the same amount. The treatment to a grantee of a disposition of shares acquired through the exercise of an option depends on how long the shares are held and on whether the shares were acquired by exercising an incentive stock option or a nonqualified stock option. Generally, there will be no tax consequence to Duke Energy when shares acquired under an option are disposed of except that Duke Energy may be entitled to a deduction if shares acquired upon exercise of an incentive stock option are disposed of before the applicable incentive stock option holding periods have been satisfied.

The current federal income tax consequences of other awards authorized under the plan are generally in accordance with the following: stock appreciation rights are subject to taxation in substantially the same manner as nonqualified stock options; restricted stock subject to a substantial risk of forfeiture results in income recognition of the excess of the fair market value of the shares of Common Stock over the purchase price (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); and performance awards, phantom stock awards and dividend equivalent awards are generally subject to tax at the time of payment. In each of the foregoing cases, Duke Energy will generally have a corresponding deduction at the same time the participant recognizes income.

Compensation of the executive officers listed in the Summary Compensation Table in “Compensation” below is subject to the tax deduction limits of Section 162(m) of the Internal Revenue Code. Stock options and stock appreciation rights that qualify as “performance-based compensation” are exempt from Section 162(m), thus allowing Duke Energy the full tax deduction otherwise permitted for such compensation. The plan enables the Compensation Committee to grant stock options, stock appreciation rights and other awards that will be exempt from the deduction limits of Section 162(m).

The closing price of Duke Energy Common Stock on the New York Stock Exchange on March 18, 2003 was $15.51 per share.

Plan Benefits.    No determinations have been made with respect to benefits and amounts that will be received or allocated under the plan in the future.

Proposals to be Voted Upon

Proposal 3 continued

Since January 1, 2003, stock options, performance shares and restricted stock have been granted under the plan as set forth in the table below, to the Named Executive Officers and the other groups identified in the table. The exercise price of the stock option awards set forth in the table ranged from $13.77 to $17.10.

Name or Identity of Group[1]	Number of Shares Underlying Options	Number of Performance Shares	Number of Shares of Restricted Stock
R. B. Priory Chairman of the Board and Chief Executive Officer	490,800	155,710	0
F. J. Fowler President and Chief Operating Officer	201,000	63,770	0
R. P. Brace Executive Vice President and Chief Financial Officer	127,600	40,480	0
R. J. Osborne Executive Vice President and Chief Risk Officer	129,600	41,120	0
All executive officers as a group (8)	1,239,800	391,630	0
All non-executive directors as a group (10)	40,000	0	0
All employees (including non-executive officers) as a group (1,463))	5,391,100	1,423,170	15,897

[1]	H. J. Padewer’s employment with Duke Energy terminated on December 31, 2002, and therefore he received no awards under the plan during the period covered by this table.

PROPOSAL 4:

Approval of the Amendment and Restatement of the Duke Energy Corporation 2000 Policy Committee Short-Term Incentive Plan as the Duke Energy Corporation Executive Short-Term Incentive Plan

The Board of Directors recommends a vote FOR this proposal.

The Duke Energy 2000 Policy Committee Short-Term Incentive plan was approved by the shareholders at the 2000 annual meeting. The plan was designed to advance Duke Energy’s interests by rewarding members of the Policy Committee when corporate performance reaches certain predetermined levels. In February, 2003, in connection with certain changes in the responsibilities of members of Duke Energy’s senior management, the Policy Committee was discontinued. At its February, 2003 meeting, the Board of Directors amended and restated the plan to be named the Duke Energy Corporation Executive Short-Term Incentive Plan and to allow awards to be granted only to employees designated from time to time as “executive officers” by the Board of Directors, currently numbering eight. The plan is administered by the Compensation Committee of the Board of Directors.

The Board of Directors is now asking the shareholders to vote on and approve the amendment and restatement of the Duke Energy Corporation 2000 Policy Committee Short-Term Incentive Plan to become the Duke Energy Corporation Executive Short-Term Incentive Plan. Approval of this proposal will also constitute approval of the performance measures described below.

The full text of the amended and restated plan was filed electronically with the SEC with this proxy statement. A brief description of the material features of the plan is presented here, but you are encouraged to read the full plan if you need more information.

Material Features of the Plan.     Before the end of the first quarter of each year, the Compensation Committee will establish performance targets and corresponding target awards for each executive officer for that year. The Compensation Committee may establish a performance target as a specified level of a business measure and provide that the performance target will be determined by eliminating the financial effects of specified transactions or occurrences. If the Compensation Committee intends that awards qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (described below), the performance targets may track any of the following business measures, for Duke Energy or any of its subsidiaries or business units:

•	total shareholder return

•	stock price increase

•	return on equity

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Proposal 4 continued

•	return on capital

•	earnings per share

•	EBIT (earnings before interest and taxes)

•	cash flow (including, among others, operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of costs of capital)

•	EVA (economic value added)

•	economic profit

•	SVA (shareholder value added)

•	revenues

Achievement of the business measures listed above may be determined on a stand-alone basis or as compared to a peer group. Section 162(m) limits the deductibility of annual compensation over $1 million paid to certain employees. However, this limit does not apply to qualifying performance-based compensation. Alternatively, the Compensation Committee may establish strategic objectives, instead of business measures, as performance targets for awards that it does not intend to qualify as performance-based compensation under Section 162(m). Awards will be payable in cash, and the total amount of all award payments to any executive officer will not exceed $4,000,000 for any given year.

Soon after the close of each year, the Compensation Committee will certify in writing the extent to which the performance targets have been achieved. If any targets have been achieved, the Compensation Committee will determine for each executive officer the amount of the award that has been earned, based on a predetermined formula. The Compensation Committee may reduce the amount of any of these awards based upon its assessment of individual performance, the failure of the executive officer to remain employed by Duke Energy or its subsidiaries throughout the year, or for any other reason. The Compensation Committee may allow executive officers to defer payment of all or part of any awards.

If the shareholders approve the amendment and restatement of the plan, the plan will replace the current Duke Energy 2000 Policy Committee Short-Term Incentive Plan, and the plan will continue in effect until the Board of Directors terminates it. The Compensation Committee may amend or modify the plan as it sees fit. However, no amendment or modification will be effective without Board of Director or shareholder approval, if that approval is required to comply with the requirements for performance-based compensation under Section 162(m).

Plan Benefits.     Subject to shareholder approval of the plan, the Compensation Committee has granted the following target awards for the year 2003 under the plan, with performance targets for the named executives based on Duke Energy’s earnings per share and cash flow for 2003:

Name or Identity of Group	Dollar Value ($)
R. B. Priory Chairman of the Board and Chief Executive Officer	1,080,000
F. J. Fowler President and Chief Operating Officer	603,000
R. P. Brace Executive Vice President and Chief Financial Officer	406,000
R. J. Osborne Executive Vice President and Chief Risk Officer	405,000
All eligible executive officers as a group (8)	3,466,500

The actual awards may be more or less than these target awards, depending upon differences between actual earnings per share and cash flow and the earnings per share and cash flow performance targets. Performance targets for executive officers other than the named executive officers may be based on business unit earnings before interest and taxes and economic profit and/or other measures, in addition to earnings per share and cash flow.

Proposals to be Voted Upon

SHAREHOLDER PROPOSALS

Each of the following proposals has been submitted by a shareholder for inclusion in this proxy statement. Upon oral or written request, we will promptly furnish the name and address of the shareholder submitting the proposal, as well as the number of shares the shareholder held at the time the proposal was submitted.

PROPOSAL 5:

Study of the Risk and Responsibility for Public Harm Due to Duke Energy’s Nuclear Program

The Board of Directors recommends a vote AGAINST this shareholder proposal.

Nuclear Risk and Responsibility

The shareholders request the Board of Directors to conduct an open comprehensive study, utilizing independent public resources, oversight, and participation (but excluding proprietary and confidential information), defining Duke Energy’s risk of, and potential responsibility for, causing public harm due to the company’s continued participation in nuclear energy programs, and to prepare, at reasonable expense, a report for the next annual shareholders’ meeting in 2004.

Supporting Statement:

Duke Energy’s Environmental, Health & Safety Policy states:

Duke Energy highly values the health and safety of our employees, customers and communities.

Duke Energy will engage in partnerships that enhance public environmental, health & safety awareness and address common environmental, health & safety issues.

Duke Energy will foster open dialogue and informed decision making through meaningful and regular communication of environmental, health and safety information with management, employees and the public.

Additional Supporting Statement:

The last Nuclear Regulatory Commission study of reactor accident consequences was done by the Sandia National Laboratory in 1981.

Duke Energy has made application to the Nuclear Regulatory Commission to renew the operating licenses for the McGuire and Catawba nuclear plants for an additional 20 years and, if approved, will have authorization to operate these plants until the years 2041-2046. License approval by the Nuclear Regulatory Commission, and subsequent operation of the reactors, would extend by 20 years the risks associated with plant aging and the threats associated with terrorism.

The Nuclear Regulatory Commission acknowledges the threat of terrorism attacks on nuclear facilities. While ongoing analysis at the federal level is essential, when such questions are raised at the local level, they are often considered generic and not within the scope of the license renewal process.

Opposing Statement of the Board of Directors

A proposal identical to this was submitted at last year’s annual meeting by the shareholder making this proposal and was opposed by over 89% of the shareholders voting at the meeting. The Board of Directors continues to believe that this proposal is unnecessary and contrary to the best interests of Duke Energy and its shareholders.

Duke Energy takes very seriously its responsibility to operate its nuclear facilities safely, and it has an outstanding record in discharging its responsibility in this regard. Duke Energy continues to be one of the top performers in the U.S. nuclear industry in terms of regulatory safety as indicated by reviews of the Nuclear Regulatory Commission (NRC) and the Institute of Nuclear Power Operations.

The supporting statement for the proposal does not accurately reflect the substantial, ongoing analyses that have been conducted by the NRC and Duke Energy to address nuclear plant risks and potential safety improvements. Duke Energy has for many years been an industry leader in developing probabilistic risk assessments for its nuclear facilities. These are sophisticated reactor safety studies that consider the likelihood of various accident sequences and the likely results. In these studies, which are updated as appropriate, Duke Energy uses the most current accepted risk assessment methodologies and plant equipment reliability information. Duke Energy has used these studies to identify and implement changes in plant equipment and operating procedures that enhance the performance and safety of its nuclear facilities. Information and results from these studies have been shared with the NRC and other federal regulatory agencies as appropriate.

The proposal seeks a further study of potential reactor safety risks utilizing independent public resources. However, a detailed risk assessment of this kind would require proprietary and security-sensitive information that is not, and never has been, available to the public. Moreover, a study such as the one proposed offers no clear benefits given the studies already conducted by Duke Energy and the information on those studies that has been filed in public documents with the NRC. The NRC filings include substantial information on the methodologies and the results of the Duke Energy risk assessments. These assessments already address the kinds of risks that the proposal would have a new study address.

Proposals to be Voted Upon

Proposal 5 continued

The supporting statement for the proposal references Duke Energy’s application pending before the NRC to renew the operating licenses for the McGuire and Catawba nuclear plants for an additional 20 years. That application is being reviewed by the NRC. Duke Energy has in place effective aging management programs for its nuclear facilities which have been approved by the NRC. Duke Energy is committed to implementing additional aging management programs in the context of license renewal for those facilities, as necessary and as required by the NRC to mitigate the effects of aging during any extended periods of operation. The NRC’s license renewal regulations and review have provided for a full assessment of the equipment aging issues relevant to an additional 20 years of operation.

The supporting statement for the proposal also references the threat of terrorism at nuclear plants. Following the attacks of September 11, 2001, terrorism is a matter the NRC has been addressing for all nuclear power plants in the United States. The NRC has repeatedly expressed its determination to strengthen security at the facilities that it regulates. To this end, the NRC has issued threat advisories to all nuclear plants, requiring the plants to go to the highest security levels; it has issued orders to all nuclear plants, requiring specific security measures over and above those required by regulations; and it has been conducting a comprehensive review of security requirements, re-thinking the scope and adequacy of those requirements.

The NRC also has reasonably concluded that terrorism risks are not matters to be addressed in considering the renewal of the licenses for Duke Energy’s plants or the renewal of the licenses for any other plants; rather, these are issues that the NRC and licensees are addressing for current plant operation by the generic measures and reviews that are described above. The fact that the NRC has, consistent with its regulations, chosen to address the relevant issues through regulatory processes other than a license renewal review does not support the need for the proposed study.

The Board of Directors thus believes that the proposed study is not necessary and that adoption of the proposal is not in the best interests of Duke Energy and its shareholders.

The Board of Directors recommends a vote AGAINST this proposal for the reasons set forth above.

PROPOSAL 6:

Re-examination of Duke Energy’s Dividend Policy

The Board of Directors recommends a vote AGAINST this shareholder proposal.

Shareholders Should Not Be Left Behind

Left Behind! is the title of the popular book series by Tim LaHaye and Jerry Jenkins about the End-Times. That’s also the cry of many shareholders since Duke announced an annual dividend of $1.10 per share for 2002. This marked the fifth consecutive year the dividend had been at this (equivalent) level. That may not matter to Duke’s top executives or large institutional investors. But it could to small investors who may need money for daily expenses, or to ‘seniors’ who bought Duke some times ago as part of a retirement portfolio, counting on the income for things like medicines, doctor bills, food and, generally, greater self-sufficiency. It can hurt many who depend on dividend income, and over this period have seen its buying power plummet. For these citizens, exchanging Duke for higher payout companies may simply not be practical, considering sales commissions and capital gains taxes.

Duke’s growth (or lack thereof) is based partly on management action, and partly, on external factors such as, the national economy and power needs. With dividends held constant over this period, one could conclude that management used funds that might otherwise have underwritten higher dividends to finance growth. In fact, Duke management stated “we continue to believe the best way to meet our aggressive growth targets is to invest substantial earnings back into the company, rather than to incur the expense of external financing. This growth leaves investors in a better overall position than would an increased dividend yield”. In a sense, growth could be viewed as being financed on the backs of shareholders.

Value can take different forms. Duke management appears to believe shareholder value is achieved mainly by growth, and this may be true for some as indicated above. But for others, it will not be true, and many might prefer more spendable ‘value’ now. Dividends that keep pace with inflation is a measure of ‘value’ too. We have seen over the past year severe

Proposals to be Voted Upon

Proposal 6 continued

negative ‘growth’ in share value, leaving shareholders now with continuing low dividends and lower stock prices as well.

While dividends remained constant, Mr. Priory’s compensation grew: $1.03M (1997), $1.74M(1998), $2.00M(1999), $3.16M(2000), and $3.58M(2001). Top assistants saw similar growth. In addition, ‘long-term compensation’ for each included anywhere from 400,000 to 1,400,000 share options, large restricted stock awards, and other compensation. Share awards, alone, may explain why management is so intent on growth versus increasing dividends.

It would seem, a more balanced relationship could exist between company profitability, growth, and executive compensation, on one hand and dividends on the other. It’s right that management be rewarded; it’s not right that small shareholders be ‘left behind’. Duke could still continue a “growth” strategy, but perhaps slightly moderated.

It is therefore proposed that shareholders ask the Board to re-examine present policies for establishing annual dividend yield that has produced no increase in five years. This proposal is not intended to directly or indirectly establish either a maximum or minimum dividend payout.

Opposing Statement of the Board of Directors

This proposal requests re-examination by the Board of Directors of Duke Energy’s dividend policy. The Directors already perform this activity on a regular basis in the exercise of their fiduciary responsibilities and business judgment. Therefore, the Board of Directors believes that adoption of this proposal is unnecessary and would not be in the best interests of Duke Energy and its shareholders.

Under the North Carolina Business Corporation Act and Duke Energy’s Articles of Incorporation and By- Laws, the Board of Directors bears the fiduciary responsibility to conduct the business of the Company. These duties include having the sole discretion to declare dividends in the Directors’ business judgment by weighing multiple factors in determining when, whether, and in what amounts dividends should be declared relative to other business priorities. In December 2000, after thorough deliberation, the Board determined to maintain the dividend at 27.5 cents per quarter. The Board of Directors viewed this decision as striking an appropriate balance between providing a competitive dividend yield and ensuring that the Company has the resources available to fund growth. The Board has since exercised its fiduciary responsibility each time it has declared quarterly dividends. Through late 2002 and early 2003, the Board evaluated Duke Energy’s business and endorsed a 2003 business plan with the intent of continuing to pay the dividend at its current level. The Board’s decisions regarding dividend policy are based on the anticipated needs of the business for capital and the most efficient means of enhancing shareholder value in the light of current business circumstances and tax considerations.

Approval of the proposal would not in itself lead to any increase in dividends paid to shareholders. Approval by the shareholders would only serve to request the Board of Directors to re-examine its dividend policy, which it already regularly does. Any change in the amount of dividend payments per share would occur only after the Board of Directors exercises its collective business judgment in conducting its periodic evaluations as to whether a change in its current dividend policy is in the best interests of the Company and all of its shareholders in light of the considerations described above.

The Board of Directors recommends a vote AGAINST this proposal for the reasons set forth above.

The Board of Directors

Nominees for election at the annual meeting are marked with an asterisk (*).

G. Alex Bernhardt, Sr.

Director since 1991

Chairman and CEO, Bernhardt Furniture Company,  furniture manufacturer

Age 59

Mr. Bernhardt has been associated with Bernhardt Furniture Company of Lenoir, North Carolina, since 1965. He was named President and a director in 1976 and became Chairman and CEO in 1996. He is a Class II director with a term expiring in 2005.

Robert J. Brown *

Director since 1994

Chairman and CEO, B&C Associates, Inc.,  marketing research and public relations firm

Age 68

Mr. Brown founded B&C Associates, Inc., High Point, North Carolina, in 1960, served as its President from 1960 until 1968 and has been its Chairman and CEO since 1973. He is a director of Wachovia Corporation, Sonoco Products Company and AutoNation, Inc.

William T. Esrey *

Director since 1985

Chairman, Sprint Corporation,  a diversified telecommunications holding company

Age 63

Mr. Esrey has served as Chairman of Sprint Corporation since 1990 and served as its CEO from 1985 to March, 2003. He was President of Sprint Corporation from 1985 to 1996. Mr. Esrey is a director of Sprint Corporation, General Mills, Inc., and Exxon Mobil Corporation and had been a director of PanEnergy Corp since 1985.

The Board of Directors

Ann Maynard Gray

Director since 1994

Former Vice President, ABC, Inc. and Former President, Diversified Publishing Group of ABC, Inc.,

television, radio and publishing

Age 57

Ms. Gray was President, Diversified Publishing Group of ABC, Inc. from 1991 until 1997, and was a Corporate Vice President of ABC, Inc. and its predecessors from 1979 to 1998. She is a director of JP Morgan Funds, Elan Corporation, plc, and The Phoenix Companies, Inc. and had been a director of PanEnergy Corp since 1994. Ms. Gray is a Class I director with a term expiring in 2004.

George Dean Johnson, Jr. *

Director since 1986

CEO, Extended Stay America, Inc.

development, ownership and management of extended-stay lodging facilities

Age 60

Mr. Johnson was a co-founder of Extended Stay America, Inc. and has served as its CEO since 1995. He is a director of Extended Stay America, Inc., Boca Resorts, Inc. and AutoNation, Inc.

Max Lennon

Director since 1988

President, Education and Research Services,  nonprofit economic development organization

Age 62

Dr. Lennon was appointed to his present position in 2002. He was President of Mars Hill College from 1996 until 2002. He served as President of Eastern Foods, Inc. from 1994 through 1995. Dr. Lennon was previously involved in higher education from 1966 to 1994, his last tenure being at Clemson University where he served as President for eight years. He is a director of Delta Woodside Industries, Inc. and Delta Apparel. He is a Class II director with a term expiring in 2005.

The Board of Directors

Leo E. Linbeck, Jr.

Director since 1986

Chairman, Linbeck Corporation,  holding company of four construction-related firms

Age 68

Mr. Linbeck assumed his present position in 2003. He was Chairman, President and CEO of Linbeck Corporation from 1990 to 2003, after serving as Chairman, President and CEO of Linbeck Construction Corporation from 1975 to 1990. He served as a director of PanEnergy Corp from 1986. He is a Class II director with a term expiring in 2005.

James G. Martin, Ph.D. *

Director since 1994

Corporate Vice President, Carolinas HealthCare System

Age 67

Dr. Martin was named to his present position in 1995. He served as Governor of the State of North Carolina from 1985 to 1993 and was a member of the United States House of Representatives, representing the Ninth District of North Carolina, from 1973 to 1984. Dr. Martin is a director of Palomar Medical Technologies, Inc., aaiPharma Inc. and Family Dollar Stores, Inc.

Michael E.J. Phelps *

Director since 2002

Chairman, Duke Energy Canadian Advisory Council

Age 55

Mr. Phelps was named to his present position in 2002. He served as Chairman and Chief Executive Officer of Westcoast Energy Inc. from 1992 to 2002. He is a director of Canadian Imperial Bank of Commerce, Canfor Corporation, Canadian Pacific Railway Company and Asia Pacific Foundation of Canada.

The Board of Directors

Richard B. Priory *

Director since 1990

Chairman of the Board and CEO, Duke Energy Corporation

Age 56

Mr. Priory became Chairman of the Board and CEO in June 1997. He also served as President from 1998 until November 2002. He had served as President and Chief Operating Officer of Duke Power from 1994 until June 1997. He is a director of Dana Corporation and US Airways Group, Inc. and serves on the boards of the Edison Electric Institute and the Institute of Nuclear Power Operations. Mr. Priory is also a member of the National Academy of Engineering.

James T. Rhodes

Director since 2001

Retired Chairman, President and CEO, Institute of Nuclear Power Operations

Age 61

Dr. Rhodes was appointed a director of Duke Energy Corporation in October 2001. He was Chairman and CEO of the Institute of Nuclear Power Operations from 1998 to 2001 and Chairman, President and CEO from 1999 until 2001. He served as President and CEO of Virginia Electric & Power Company, a subsidiary of Dominion Resources, Inc., from 1989 until 1997. He is a Class I director with a term expiring in 2004.

Beneficial Ownership

This table indicates how much Duke Energy Common Stock was beneficially owned by the current directors, the Named Executive Officers and by all current directors and executive officers as a group as of March 3, 2003.

•	The shares listed as “Beneficially Owned” include shares held as of March 3, 2003 in our employee benefit plans and in trust for the current directors under their compensation plan.

•	Beneficial ownership of shares by current directors and executive officers as a group represents beneficial ownership of less than 1% of the outstanding shares of Duke Energy Common Stock.

	Shares of Common Stock
Name or Identity of Group	Beneficially Owned	Total Beneficially Owned [2]
G.A. Bernhardt, Sr.	27,230	34,910
R.P. Brace[1]	20,983	204,333
R.J. Brown	15,155	22,835
W.T. Esrey	54,573	62,253
F.J. Fowler[1]	106,966	825,415
A.M. Gray	38,196	45,876
G.D. Johnson, Jr.	32,967	40,647
M. Lennon	26,916	34,596
L.E. Linbeck, Jr.	48,645	56,325
J.G. Martin	15,366	20,446
R.J. Osborne[1]	34,721	283,671
H.J. Padewer	8,983	310,408
M.E.J. Phelps	121,789	121,789
R.B. Priory[1]	48,012	1,326,912
J.T. Rhodes	6,249	7,049
Directors and executive officers as a group (19)	674,908	4,516,747

[1]	Current Named Executive Officers also own Common Stock equivalents, including phantom stock and performance shares, under Duke Energy executive compensation and benefits arrangements as of March 3, 2003 in the following amounts: R.B. Priory, 542,136; F. J. Fowler, 150,395; R. P. Brace, 56,313; R.J. Osborne, 106,819.
[2]	Includes shares that may be acquired within 60 days after March 3, 2003.

According to a Schedule 13G filed with the Securities and Exchange Commission, Capital Research and Management Company, 333 South Hope Street, Los Angeles, CA 90071, is the beneficial owner of 79,867,800 shares of Duke Energy Common Stock, or approximately 8.9% of the outstanding shares.

This table shows how many units of limited partnership interests in TEPPCO Partners, L.P. were beneficially owned on March 3, 2003 by Named Executive Officers, and by executive officers of Duke Energy as a group. No directors of Duke Energy owned such units on that date. TEPPCO Partners, L.P. is a publicly traded master limited partnership, and Texas Eastern Products Pipeline Company, an indirect subsidiary of Duke Energy, is its general partner. As of March 3, 2003, the number of units beneficially owned by executive officers of Duke Energy as a group was less than 1% of the outstanding units. None of these persons had the right to acquire units within 60 days after March 3, 2003.

Name or Identity of Group	Number of Units Beneficially Owned
F.J. Fowler	3,100
R.J. Osborne	1,000
Executive officers as a group	5,200

Information on the Board of Directors

Board Meetings and Attendance

The Board of Directors had ten meetings during 2002. No director attended less than 75% of the total of the board meetings and the meetings of the committees upon which he or she served.

Board Committees

The Board of Directors has the four standing committees described below:

•	The Audit Committee recommends to the Board of Directors the appointment of Duke Energy’s independent auditors; provides independent oversight for financial reporting and internal controls, the internal audit function and the independent auditors; determines the independence of auditors; and makes recommendations on audit matters and internal controls to the Board of Directors.

•	The Compensation Committee sets the salaries and other compensation of all executive officers of Duke Energy, except the Chairman of the Board and Chief Executive Officer. This committee makes recommendations to the Board of Directors regarding the Chairman and CEO’s salary and other compensation, without his presence or participation. The committee also makes recommendations to the Board of Directors on compensation for outside directors.

•	The Corporate Governance Committee considers matters related to corporate governance, and formulates and periodically revises governance principles. It recommends the size and composition of the Board of Directors, within the limits of the Articles of Incorporation and By-Laws, and recommends potential successors to the Chief Executive Officer. This committee also considers nominees recommended by shareholders for the Board of Directors.

•	The Finance and Risk Management Committee reviews Duke Energy’s financial and fiscal affairs, and makes recommendations to the Board of Directors regarding dividends, financing and fiscal policies. It reviews the financial exposure of Duke Energy as well as mitigating strategies, and determines whether actions taken by management with respect to financial matters are consistent with internal controls approved by the Audit Committee.

Board Committee Membership Roster

Name	Audit	Compensation	Corporate Governance	Finance and Risk Management
G.A. Bernhardt, Sr.	✓
R.J. Brown	✓		✓
W.T. Esrey		✓		✓
A.M. Gray			✓	✓
G.D. Johnson, Jr.		✓		✓*
M. Lennon	✓*
L.E. Linbeck, Jr.		✓*		✓
J.G. Martin		✓	✓*
M.E.J. Phelps			✓	✓
R.B. Priory				✓
J.T. Rhodes	✓
Number of meetings in 2001	11	6	8	6

* Chair

Information on the Board of Directors

Resignation and Retirement Policies

We have a policy stating that members of the Board of Directors are to submit their resignations when they change employment or have another significant change in their professional roles and responsibilities. The normal retirement of those individuals who were members of the Board of Directors when the policy was adopted in 1998 is not considered a change for this purpose. The Corporate Governance Committee will determine whether any such resignation will be accepted.

Our Board of Directors retirement policy states that normal retirement for each director will occur at the annual shareholders meeting following his or her seventieth birthday.

Compensation of Directors

Annual Retainer and Fees. We pay outside directors an annual retainer of $40,000. We also pay an outside director serving as Chairman of the Audit, Compensation, Corporate Governance or Finance and Risk Management Committee an additional $4,000 per year. Outside directors also receive a fee of $1,000 for attendance at each meeting of the Board of Directors, each committee meeting and other functions requiring their presence, together with expenses of attendance.

A director may elect to receive 50% of his or her retainer and attendance fees in the form of Duke Energy Common Stock or may defer that portion by having it held in trust for the director’s benefit and invested in Duke Energy Common Stock at market price. The director may elect to receive the remaining 50% of such compensation in cash or may elect to defer, until termination of his or her service on the Board of Directors, that portion and invest the deferred amounts among several investment options, including Duke Energy Common Stock.

Stock Options and Stock Awards. In January and July of each year, each outside director is credited with 200 shares of Duke Energy Common Stock to be held in trust. Dividends paid on this stock are reinvested in Duke Energy Common Stock. An outside director will receive, generally upon termination of service from the Board of Directors, the shares held in trust for his or her account on the basis of the distribution schedule that he or she has chosen.

Outside directors receive annual non-qualified stock option grants under the Duke Energy 1998 Long-Term Incentive Plan. Each outside director is granted an option for 4,000 shares at the same time executive officers receive annual long-term incentive awards. The grant for 2003 was made on February 25, 2003, consistent with the grant date for 2003 awards to executive officers.

Arrangement with Outgoing Westcoast Energy Chief Executive Officer. Pursuant to an arrangement made in connection with Duke Energy’s acquisition of Westcoast Energy, Michael E. J. Phelps entered into a non-compete agreement expiring in March, 2004, under which he receives C$41,000 monthly. In November 2002, Mr. Phelps received a lump-sum payment of C$242,000 in lieu of office and administrative support that would otherwise have been provided to him under the arrangement over a three-year period following the acquisition.

Charitable Giving Program. After ten years on the Board of Directors, eligible directors participate in the Directors’ Charitable Giving Program. Under this program, Duke Energy will make, upon the director’s death, donations of up to $1,000,000 to charitable organizations selected by the director. A director may request that Duke Energy make donations under this program during the director’s lifetime, in which case the maximum donation will be reduced on a net present value basis. We maintain life insurance policies upon eligible directors to fund donations under the program. Eligible directors include only those who were members of the Board of Directors on February 18, 1998, and certain former directors who previously qualified for this benefit.

Stock Ownership Guidelines. Outside directors are subject to stock ownership guidelines which establish a target level of ownership of Duke Energy Common Stock (or Common Stock equivalents) of 4,000 shares. Each outside director is expected to attain this ownership level within five years from the beginning of his or her service on the Board of Directors, unless service began prior to January 1, 1997, the implementation date of the guidelines, in which case ownership was to have been attained by January 1, 2002. The targeted ownership level has been met by all directors.

Report of the Audit Committee

The Audit Committee of the Board of Directors is composed entirely of nonemployee directors, all of whom are independent under the currently applicable standards of the New York Stock Exchange and the standards proposed by the Securities and Exchange Commission in January 2003 pursuant to the Sarbanes-Oxley Act of 2002. The Audit Committee’s responsibilities are described under the caption “Board Committees” under “Information on the Board of Directors” above in this proxy statement. The Board of Directors adopted a revised written charter for the Audit Committee in 2003, a copy of which is attached as Appendix A to this proxy statement. The Audit Committee held eleven meetings during 2002.

The financial statements of Duke Energy are prepared by management, which is responsible for their objectivity and integrity. With respect to the financial statements for the calendar year ended December 31, 2002, the Audit Committee reviewed and discussed the audited financial statements and the quality of financial reporting with management and the independent auditors. It also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and received and discussed with the independent auditors the matters in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee also considered the compatibility of nonaudit services with the auditors’ independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors authorized, the inclusion of the audited financial statements in Duke Energy’s Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the SEC. The Audit Committee also recommended to the Board, subject to shareholder ratification, the selection of Duke Energy’s independent auditors.

This report has been provided by the Audit Committee.

Max Lennon, Chairman

G. Alex Bernhardt, Sr.

Robert J. Brown

James T. Rhodes

Report of the

Compensation

Committee

The Committee’s Responsibilities

The Compensation Committee of the Board of Directors is composed entirely of nonemployee directors. The Compensation Committee is responsible for setting and administering policies which govern Duke Energy’s executive compensation programs. The purpose of this report is to summarize the compensation philosophy and policies that the Compensation Committee applied in making executive compensation decisions in 2002.

Compensation Philosophy

The Compensation Committee has approved compensation programs intended to:

•	Attract and retain talented executive officers and key employees by providing total compensation competitive with that of other executives employed by companies of similar size, complexity and lines of business;

•	Motivate executives and key employees to achieve strong financial and operational performance;

•	Emphasize performance-based compensation, which balances rewards for short-term and long-term results;

•	Reward individual performance;

•	Link the interests of executives with shareholders by providing a significant portion of total pay in the form of stock-based incentives and requiring target levels of stock ownership; and

•	Encourage long-term commitment to Duke Energy.

Stock Ownership Guidelines

To underscore the importance of linking executive and shareholder interests, the Board of Directors has adopted stock ownership guidelines for executive officers and other members of senior management. The target level of ownership of Duke Energy Common Stock (or Common Stock equivalents) is established as a fixed number of shares. The target level for the Chairman of the Board and Chief Executive Officer is 100,000 shares. The target level for certain other executive officers, including Messrs. Fowler, Brace and Osborne, is 28,000 shares. Each employee subject to the guidelines is expected to achieve the ownership target within five years from the date on which the employee became subject to the guidelines. All executive officers whose stock ownership guideline date was on or before January 1, 2003 have met the ownership target. Common Stock beneficially held for an executive’s Duke Energy Retirement Savings Plan account, Common Stock equivalents earned through non-qualified deferred compensation programs and any other beneficially owned Common Stock are included in determining compliance with the guidelines. Shares that executives have the right to acquire through the exercise of stock options are not included in the calculation of stock ownership for guideline purposes.

Compensation Methodology

Each year the Compensation Committee reviews data from market surveys, proxy statements and independent consultants to assess Duke Energy’s competitive position with respect to the following three components of executive compensation:

•	base salary;
•	annual incentives; and
•	long-term incentives.

The Compensation Committee also considers individual performance, level of responsibility and skills and experience in making compensation decisions for each executive.

Components of Compensation

•	Base Salary: Base salaries for executives are determined based upon job responsibilities, level of experience, individual performance, comparisons to the salaries of executives in similar positions obtained from market surveys, and competitive data obtained from consultants and staff research. The goal for the base pay component is to compensate executives at a level which approximates the median salaries of individuals in comparable positions and markets. The Compensation Committee approves all salary increases for executive officers. Base pay increases were approved, effective January 1, 2002, for Messrs. Fowler, Padewer, Brace, and Osborne. Mr. Priory’s base salary increase was approved effective February 1, 2002.

•

Annual Incentives: Annual cash incentives are provided to executives to promote the achievement of performance objectives of Duke Energy and the executive’s particular business unit. In 2002, the Compensation Committee administered two annual incentive plans that permitted the award of annual cash incentives to executive officers. Policy Committee members, including the Named Executive Officers set forth in the Summary Compensation Table under “Compensation” below, earned incentive compensation under the Duke Energy Policy Committee Short-Term Incentive Plan, while executive officers not on the Policy Committee

Report of the

Compensation

Committee

earned incentive compensation under the Duke Energy Corporation Annual Incentive Plan, under which certain Duke Energy employees receive a short-term incentive opportunity. Target incentive opportunities for executives under both plans are established as a percentage of base salary, using survey data for individuals in comparable positions and markets. Incentive amounts are intended to provide competitive incentive amounts for individuals in comparable positions and markets when target performance is achieved.

Incentive amounts may equal up to 200% of target when outstanding financial results are achieved.

Awards under Duke Energy’s Policy Committee Short-Term Incentive Plan were calculated based upon Duke Energy’s earnings per share (EPS) results. The Compensation Committee established minimum, target and maximum performance levels prior to the beginning of 2002, and participants could receive up to 200% of their short-term incentive targets. EPS performance for 2002 resulted in no payment to the Policy Committee members, including the Named Executive Officers.

Awards under the Duke Energy Corporation Annual Incentive Plan, in which executive officers other than members of the Policy Committee participate, were determined on the basis of a combination of: (1) EPS measures, (2) EBIT (earnings before interest and taxes) measures and, in some instances, equivalent measures unique to individual business groups, (3) return on capital employed (ROCE) measures, and (4) individual objectives. EPS measures, the combination of EBIT (or equivalent measures unique to individual business groups, if applicable) and ROCE measures, and individual objectives determined, on average, 0%, 62% and 38%, respectively, of each executive officer’s bonus.

•	Long-Term Incentive Compensation: The Compensation Committee has structured long-term incentive compensation to provide for an appropriate balance between rewarding performance and encouraging employee retention.

For 2002 and 2001, executives could elect to receive up to 30% and 20%, respectively, of the annualized value of their long-term incentive compensation in the form of phantom stock, with the remainder being provided in the form of stock options. The purpose of stock options and phantom stock is to align compensation directly with increases in shareholder value. The number of options granted is determined by reviewing survey data to determine the annualized value of long-term incentive compensation made to other executives and management employees in comparable positions and markets (target value) and then dividing the portion of target value elected to be received by the executive in the form of stock options by an expected present value of the option, as determined by using the Black-Scholes option pricing model. The number of phantom stock units granted is determined by dividing the portion of target value elected to be received by the executive in the form of phantom stock units by the fair market value of a share of Duke Energy Common Stock on the date of grant. In determining the number of options and phantom stock units to be awarded, the Compensation Committee, or, in some cases, its designee, also considers the grant recipient’s qualitative and quantitative performance, the size of stock option and other stock-based awards in the past, and expectations of the grant recipient’s future performance.

In late 2002, in light of market and industry conditions, the Compensation Committee deferred approval of any awards of long-term incentives, to be made as a component of 2003 compensation, until early 2003, pending completion of a comprehensive review of the company’s executive compensation programs by its independent compensation consultant. Following the review, the Compensation Committee approved awards of non-qualified stock options and performance shares to executive officers, including Mr. Priory. These non-qualified stock options and performance shares will be reported in the proxy statement for the 2004 annual meeting. All of the non-qualified stock options and performance shares were granted under the Duke Energy 1998 Long-Term Incentive Plan.

Executives could elect to receive stock options in lieu of up to 50% of their annual cash bonus for 2002 and 2001 performance under the Short-Term Incentive Exchange Program. Under this program, participants receive a non-qualified stock option whose present value on the grant date is two times the amount of cash bonus exchanged. The exercise price is equal to the fair market value of Duke Energy Common Stock on the grant date. Because executives elect to forego cash compensation to receive options under the program, the options vest 100% at grant. This program was discontinued effective with the 2003 performance year.

Messrs. Fowler, Brace and Osborne earned no incentives in 2002 (as shown in the Summary Compensation Table under “Compensation” below) and consequently received no awards of

Report of the

Compensation

Committee

non-qualified stock options under this program pursuant to their election to exchange 30%, 50%, and 40%, respectively, of their incentives for a stock option. An award of non-qualified stock options under this program to an executive officer who was not a member of the Policy Committee, for incentives earned in 2002, was made in early 2003 under the Duke Energy 1998 Long-Term Incentive Plan.

Compliance with Section 162(m) of the Internal Revenue Code

Under Section 162(m) of the Internal Revenue Code, Duke Energy may not deduct annual compensation in excess of $1 million paid to certain employees, generally its Chief Executive Officer and its four other most highly compensated executive officers, unless that compensation qualifies as performance-based compensation. While the Compensation Committee intends to structure performance-related awards in a way that will preserve the maximum deductibility of compensation awards, the Compensation Committee may from time to time approve awards which would vest upon the passage of time or other compensation which would not result in qualification of those awards as performance-based compensation. It is not anticipated that compensation realized by any executive officer under Duke Energy plans and programs now in effect or subject to shareholder approval as described in this proxy statement will result in a material loss of tax deductions.

Compensation of the Chief Executive Officer

The Compensation Committee reviews annually the compensation of the Chief Executive Officer and recommends any adjustments to the Board of Directors for approval. In 2002, the Compensation Committee retained the consulting firm of Frederic W. Cook and Co. to conduct a review of the compensation of the Chief Executive Officer. The Chief Executive Officer participates in the same programs and receives compensation based upon the same criteria as Duke Energy’s other executive officers. However, the Chief Executive Officer’s compensation reflects the greater policy- and decision-making authority that the Chief Executive Officer holds and the higher level of responsibility he has with respect to the strategic direction of Duke Energy and its financial and operating results. The components of Mr. Priory’s 2002 compensation were:

•	Base Salary: After considering Duke Energy’s overall performance and competitive practices, the Compensation Committee recommended, and the Board of Directors approved, a 9.1% increase in Mr. Priory’s base salary, to $1,200,000, effective February 1, 2002.

•	Annual Incentives: Annual incentive compensation for Mr. Priory is based solely upon EPS results. Based on 2002 EPS performance, Mr. Priory received no annual incentive payment.

•	Long-Term Incentives: In February 2002, Mr. Priory received a stock option award for 408,400 shares of Duke Energy Common Stock with an exercise price at fair market value on the date of grant, and an award for 48,810 phantom stock units. The stock option has a ten-year term, and both the stock option and phantom stock awards will vest 25% on each of the first four anniversaries of the grant date.

The Compensation Committee conducts its annual review of Chief Executive Officer performance and compensation in February of each year to assure thorough consideration of year-end results. Actions taken by the Board of Directors in February 2003 with respect to Mr. Priory’s 2003 compensation will be reflected in the proxy statement for the 2004 annual meeting and will include, among other things, an award to Mr. Priory of non-qualified stock options with respect to 490,800 shares and a performance share award for 155,710 shares.

It is the Compensation Committee’s intention that, when taken together, the components of Mr. Priory’s pay, including base salary, annual incentives and long-term incentives, will result in compensation which approximates the 50th percentile of the market when incentive plan performance expectations are met and in compensation as high as the 75th percentile of the market when incentive plan performance expectations are exceeded.

This report has been provided by the Compensation Committee.

Leo E. Linbeck, Jr., Chairman

William T. Esrey

George Dean Johnson, Jr.

James G. Martin

Performance Graph

Comparison of Five-Year Cumulative Total Return Among the Corporation, S&P 500 Index, S&P Utilities Index, and DJ Utilities

Compensation

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)[3]	Other Annual Compensation ($)	Restricted Stock Award(s) ($)[7]	Securities Underlying Options/SARS (#)	LTIP Payouts ($)[8]	All Other Compensation ($)[9]

R.B. Priory	2002	1,191,678	0	575,135[4]	1,679,552	408,400	2,219,167	274,518
Chairman of the Board	2001	1,088,544	2,177,088	319,150	996,991	400,000		224,202
and Chief Executive Officer	2000	954,164	1,908,328	300,384		400,000		156,596

F.J. Fowler	2002	559,996	0	63,866		42,100	532,600	77,068
President and Chief Operating	2001	500,004	750,006	79,305	535,810	119,000		209,961
Officer	2000	450,000	585,000	70,940	270,575	104,000		139,812

H.J. Padewer [1]	2002	660,000	0	105,216				2,935,830
Group President	2001	600,000	900,000	98,267	742,673	164,700		83,622
Energy Services	2000	500,004	750,006	91,111	450,388	173,600		51,331

R.P. Brace [2]	2002	579,996	0	336,731[5]		66,800		58,872
Executive Vice President	2001	550,000	715,000	1,126,722[6]	1,330,759	406,200		26,498
and Chief Financial Officer

R.J. Osborne	2002	540,000	0	69,072		28,000	514,847	78,795
Executive Vice President	2001	500,004	750,006	70,960	486,072	107,800		69,194
and Chief Risk Officer	2000	399,996	520,195	66,867	270,575	104,000		45,363

[1]	Mr. Padewer’s employment with Duke Energy terminated effective December 31, 2002.

[2]	Mr. Brace joined Duke Energy on January 1, 2001.

[3]	Messrs. Fowler, Brace and Osborne elected to forego a portion of their 2001 cash bonus for stock options under the Short-Term Incentive Exchange Program described in the Report of the Compensation Committee above as follows: Mr. Fowler, $225,002 for 42,100 option shares; Mr. Brace, $357,500 for 66,800 option shares; Mr. Osborne, $150,001 for 28,000 option shares. The awards were granted under the Duke Energy 1998 Long-Term Incentive Plan on January 17, 2002 at the fair market value on that date of $38.33, as provided under the plan. The number of option shares awarded is calculated by dividing the foregone cash by 50% of the present value of a share of Duke Energy Common Stock on the date of grant. The options were 100% vested at grant. These stock options are reported under “Option Grants in 2002” below.

[4]	Includes a supplemental relocation payment of $100,001 made under Duke Energy’s relocation policy in connection with Mr. Priory’s required relocation, as directed and approved by the Board of Directors for security purposes.

[5]	Includes a supplemental relocation payment of $91,666 made under Duke Energy’s relocation policy in connection with Mr. Brace’s relocation from the United Kingdom to North Carolina, and a one-time payment of $70,000 for initial club membership as agreed to in late 2000 as part of his employment package.

[6]	Includes a one-time payment of $983,608, including partial reimbursement of the related tax liability, in connection with Mr. Brace’s relocation from the United Kingdom to North Carolina.

[7]

Messrs. Priory, Fowler, Padewer, Brace and Osborne elected to receive a portion of the value of the long-term incentive component of their 2002 and 2001 compensation in the form of phantom stock. The awards were granted under the Duke Energy 1998 Long-Term Incentive Plan. The 2002 and 2001 awards for Messrs. Fowler, Padewer, Brace and Osborne were made on December 19, 2001 and December 20, 2000, respectively. Mr. Priory’s 2002 and 2001 awards were made on February 26, 2002 and February 27, 2001, respectively. Phantom stock is represented by units denominated in

Compensation

shares of Duke Energy Common Stock. Each phantom stock unit represents the right to receive, upon vesting, one share of Duke Energy Common Stock. One quarter of each award vests on each of the first four anniversaries of the grant date provided the recipient continues to be employed by Duke Energy or his or her employment terminates on account of retirement. The awards fully vest in the event of the recipient’s death or disability or a change in control of Duke Energy as specified in the plan. If the recipient’s employment terminates other than on account of retirement, death or disability, any unvested shares remaining on the termination date are forfeited. The phantom stock awards also grant an equal number of dividend equivalents, which represent the right to receive cash payments equivalent to the cash dividends paid on the number of shares of Duke Energy Common Stock represented by the phantom stock units awarded, until the related phantom stock units vest or are forfeited.

The aggregate number of phantom stock units held by Messrs. Priory, Fowler, Padewer, Brace and Osborne at December 31, 2002 and their values on that date are as follows:

	Number of Phantom Stock Units	Value At December 31, 2002
R. B. Priory	66,990	$1,308,985
F. J. Fowler	13,825	270,141
H. J. Padewer	20,043	391,640
R. P. Brace	9,518	185,982
R. J. Osborne	12,835	250,796

Mr. Padewer received an award of restricted stock upon his employment with Duke Energy. Mr. Padewer’s aggregate restricted stock holdings at December 31, 2002 were 3,750 shares, with a value on that date of $73,275. Dividends are paid on such shares. One quarter of the restricted stock award to Mr. Padewer (3,750 shares) vested on each of January 3, 2000, January 2, 2001, January 2, 2002 and January 2, 2003.

Mr. Brace received an award of restricted stock upon his employment with Duke Energy. Mr. Brace’s aggregate restricted stock holdings at December 31, 2002 were 20,000 shares, with a value on that date of $390,800. Dividends are paid on such shares. The shares will vest on January 1, 2004.

[8]	Amounts shown represent the dollar value of Duke Energy Common Stock paid in 2002 based on achievement in 2000 of a target total shareholder return goal. Pursuant to the terms of the performance share awards granted in 1999, no payments under the award could occur prior to the third anniversary of the date of the award. Each of the executives receiving these payments elected to defer them in the form of stock units held in accounts in the Duke Energy Corporation Executive Savings Plan.

[9]	All Other Compensation column includes the following for 2002:

a.	Matching contributions under the Duke Energy Retirement Savings Plan as follows: R. B. Priory, $11,000; F. J. Fowler, $11,000; H.J. Padewer, $11,000; R. P. Brace, $11,000; R.J. Osborne, $11,000.

b.	Make-whole matching contribution credits under the Duke Energy Corporation Executive Savings Plan as follows: R. B. Priory, $191,126; F. J. Fowler, $53,500; H.J. Padewer, $82,600; R. P. Brace, $45,250; R.J. Osborne, $57,400.

c.	Above-market interest earned on account balances in the Duke Energy Corporation Executive Savings Plan, Supplemental Account as follows: R. B. Priory, $15,597; F. J. Fowler, $0; H.J. Padewer, $0; R. P. Brace, $0; R.J. Osborne, $8,064.

d.	Economic value of life insurance coverage provided under life insurance plans as follows: R. B. Priory, $20,234; F. J. Fowler, $4,902; H.J. Padewer, $4,902; R. P. Brace, $2,622; R.J. Osborne, $2,331.

e.	The economic benefit of split-dollar life insurance coverage pursuant to the Duke Energy Estate Conservation Plan as follows: R. B. Priory, $119; F. J. Fowler, $0; H.J. Padewer, $0; R. P. Brace, $0; R.J. Osborne, $0.

Compensation

f.	Credits earned on EPS units granted in tandem with certain stock option awards as a result of earnings per share exceeding a pre-defined base amount and which may be applied towards the exercise price of those options as follows: R. B. Priory, $0; F. J. Fowler, $7,666; H.J. Padewer, $0; R. P. Brace, $0; R.J. Osborne, $0.

g.	Imputed income associated with premium payments on split-dollar life insurance coverage pursuant to the Duke Energy Estate Conservation Plan as follows: R. B. Priory, $36,442; F. J. Fowler, $0; H.J. Padewer, $0; R. P. Brace, $0; R.J. Osborne, $0.

h.	Includes $2,837,328 payable to Mr. Padewer pursuant to severance agreement described in “Employment Contracts and Termination of Employment and Change-in-Control Arrangements” below as a result of his termination of employment on December 31, 2002.

Option Grants in 2002

This table shows options granted to the Named Executive Officers during 2002, along with the present value of the options on the date they were granted, calculated as described in footnote 2 to the table. Grants shown in the table with an expiration date of January 17, 2012 were awarded on January 17, 2002 and relate to stock options awarded in lieu of cash, at the election of the Named Executive Officer, for a portion of 2001 annual bonus earned (as described in the Summary Compensation Table under “Compensation” above). The grant to R. B. Priory having an expiration date of February 26, 2012 was awarded on February 26, 2002 as a component of 2002 compensation. Option grants to Messrs. Priory, Fowler, Brace and Osborne with respect to 2003 compensation were awarded on February 25, 2003 and, accordingly, will be reported in the proxy statement for the 2004 annual meeting.

Option/SAR Grants in Last Fiscal Year

		Individual Grants			Grant Date Value
Name	Number of Shares Underlying Options/SARS Granted[1] (#)	% of Total Options/SARS Granted to Employees	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value[2] ($)
R. B. Priory	408,400	5.6%	34.41	2/26/2012	3,920,640
F. J. Fowler	42,100	0.6%	38.33	1/17/2012	450,470
H. J. Padewer	—	—	—	—	—
R. P. Brace	66,800	0.9%	38.33	1/17/2012	714,760
R. J. Osborne	28,000	0.4%	38.33	1/17/2012	299,600

[1]	Duke Energy has not granted any stock appreciation rights (SARs) to the Named Executive Officers or any other persons.

[2]	Based on the Black-Scholes option valuation model. The following table lists key input variables used in valuing the options:

Input Variable	All Option Grants
Risk-free Interest Rate	5.23%
Dividend Yield	3.37%
Stock Price Volatility	29.71%
Option Term	10 years

With respect to all option grants listed in the table, the volatility variable reflected historical monthly stock price trading data with respect to Duke Energy Common Stock from November 30, 1998 through November 30, 2001. An adjustment was made with respect to each valuation for risk of forfeiture during any applicable vesting period. The actual value, if any, that a grantee may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized will be at or near the value estimated based upon the Black-Scholes model.

Compensation

Option Exercises and Year-End Values

This table shows aggregate exercises of options during 2002 by the Named Executive Officers and the aggregate year-end value of the unexercised options held by them. The value assigned to each unexercised “in-the-money” stock option is based on the positive spread between the exercise price of the stock option and the fair market value of Duke Energy Common Stock on December 31, 2002, which was $19.54. The fair market value is the closing price of a share of Duke Energy Common Stock on that date as reported on the New York Stock Exchange Composite Transactions Tape. The ultimate value of a stock option will depend on the market value of the underlying shares on a future date.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

			Number of Securities Underlying Unexercised Options/SARS at FY-End * (#)	Value of Unexercised In-the-Money Options/SARS at FY-End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
R. B. Priory	—	—	776,800 / 1,108,400	— / —
F. J. Fowler	7,673	193,841	638,449 / 260,500	426,295 / —
H. J. Padewer	173,450	1,269,847	176,425 / 383,775	— / —
R. P. Brace	—	—	138,350 / 334,650	— / —
R. J. Osborne	—	—	208,950 / 203,850	— / —

* Duke Energy has not granted any SARs to the Named Executive Officers or any other persons.

Equity Compensation Plans

This table shows information about securities to be issued upon exercise of outstanding options, warrants and rights under Duke Energy’s equity compensation plans, along with the weighted-average exercise price of the outstanding options, warrants and rights and the number of securities remaining available for future issuance under the plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights[1] (a)	Weighted-average exercise price of outstanding options, warrants and rights[1] (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	28,313,554[2]	$34.67	30,024,495[3]
Equity compensation plans not approved by security holders	None	None	None
Total	28,313,554	$34.67	30,024,495

[1]	Duke Energy has not granted any warrants or rights under any equity compensation plans. Amounts do not include 2,895,320 options with a weighted average exercise price of $22.4263 assumed in connection with various mergers and acquisitions.

[2]	Does not include 1,072,558 shares of Duke Energy Common Stock to be issued upon vesting of phantom stock and performance share awards outstanding as of December 31, 2002.

[3]	Includes 4,132,026 shares remaining available for issuance for awards of restricted stock, performance shares or phantom stock under the Duke Energy Corporation 1998 Long-Term Incentive Plan. Also includes 1,383,894 shares remaining available for issuance under the 1996 Stock Incentive Plan, under which Duke Energy does not plan to issue additional awards.

Compensation

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Duke Energy entered into a severance agreement and a change-in-control agreement with H. J. Padewer, which became effective on April 18, 2001 and January 1, 2000, respectively. The change-in-control agreement replaced Mr. Padewer’s employment agreement with certain exceptions. Duke Energy had entered into severance agreements and change-in-control agreements with Messrs. Fowler and Osborne, which became effective on August 18, 1999, and with Mr. Priory, which became effective on August 19, 1999, in each case upon expiration of the executive’s employment agreement. Duke Energy entered into a change-in-control agreement with Mr. Brace which became effective on January 1, 2001. The severance agreements and change-in-control agreements remain in effect for a two-year period from the effective time specified above, and thereafter on a month-to-month basis or for such longer period as may be mutually agreed upon by the parties. The principal terms and conditions of the severance agreements and change-in-control agreements are described below.

The severance agreements for Messrs. Priory, Fowler, Padewer and Osborne provide for severance payments and benefits to the executive in the event of termination of employment other than upon death or disability or for “cause” (as defined in the severance agreements) by Duke Energy as follows: (1) a lump-sum payment equal to two times the sum of the executive’s then-current base salary and target bonus, plus a pro rata amount of the executive’s target bonus for the year in which the termination occurs; (2) a lump-sum payment equal to the present value of the amount Duke Energy would have contributed or credited to the executive’s pension and savings accounts during the two years following the termination date; (3) continued medical, dental and basic life insurance coverage for a two-year period following the termination date or retiree medical benefits, if the executive would have become eligible for such benefits within two years following the termination date, from the date of eligibility; and (4) continued vesting of long-term incentive awards, including stock options or restricted stock but excluding certain performance share awards, held but not vested or exercisable on the termination date, in accordance with their terms for two years following the termination date, with any options or similar rights thereafter remaining exercisable for 90 days, if their term has not expired. If Messrs. Priory, Fowler, Padewer and Osborne receive a payment under their severance agreements, no payment will be made under the performance share award. The severance agreements contain restrictive covenants which prohibit Messrs. Priory, Fowler, Padewer and Osborne from competing with Duke Energy or soliciting Duke Energy’s employees or customers for one year following termination, and from disclosing certain confidential information. Severance benefits became payable under Mr. Padewer’s severance agreement effective December 31, 2002.

The change-in-control agreements for Messrs. Priory, Fowler, Padewer, Brace and Osborne provide for payments and benefits to the executive in the event of termination of employment for “good reason” by the executive or other than for “cause” by Duke Energy within a two-year period following a “change-in-control” (each such term as defined in the change-in-control agreements) as follows: (1) a lump-sum payment equal to the sum of the executive’s then-current base salary and target bonus for each year of the three-year period after termination, including a pro rata amount for any partial years in such period, plus a pro rata amount of the executive’s target bonus for the year in which the termination occurs; (2) a lump-sum payment equal to the present value of the amount Duke Energy would have contributed or credited to the executive’s pension and savings accounts during the three years following the termination date; (3) continued medical, dental and basic life insurance coverage for a three-year period following the termination, or retiree medical benefits, if the executive would have become eligible for such benefits within two years following the termination date, from the date of eligibility; and (4) continued vesting of long-term incentive awards, including stock options or restricted stock but excluding performance share awards, held but not vested or exercisable on the termination date, in accordance with their terms for three years following the termination date, with any options or similar rights thereafter remaining exercisable for 90 days, if their term has not expired. If the executive becomes eligible for normal retirement at age sixty-five within the three-year period following termination, the three-year period mentioned above will be reduced to the period from the termination date to the eligible executive’s normal retirement date. In the event that any of the payments or benefits provided for in the change-in-control agreement would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Internal Revenue Code), the executive is entitled to receive an additional payment such that, after the payment of all income and excise taxes, he will be in the same after-tax position as if no excise tax under Section 4999 of the Internal Revenue Code had been imposed.

A provision continuing from Mr. Padewer’s prior employment agreement provided that Duke Energy would contribute $315,000 to Mr. Padewer’s opening balance in the Duke Energy Executive Cash

Compensation

Balance Plan, with vesting to occur on the third anniversary of his employment or upon his disability, death, or termination of employment for reasons other than for cause, if any of such events occur before the third anniversary of his employment. This amount vested on January 1, 2002, the third anniversary of Mr. Padewer’s employment. An additional continuing provision provided that Mr. Padewer was credited for twelve years of service for the purpose of determining vacation benefits.

Retirement Plan Information

Executive officers and other eligible employees of Duke Energy and its affiliated companies, participate in the Duke Energy Retirement Cash Balance Plan, a noncontributory, qualified, defined benefit retirement plan. In addition, selected managers are eligible to participate in the Duke Energy Executive Cash Balance Plan, which is a noncontributory, nonqualified, defined benefit retirement plan. A portion of the benefits earned in the Executive Cash Balance Plan is attributable to compensation in excess of the Internal Revenue Service annual compensation limit ($200,000 for 2002) and deferred compensation, as well as reductions caused by maximum benefit limitations that apply to qualified plans from the benefits that would otherwise be provided under the Retirement Cash Balance Plan. The Retirement Benefit Equalization Plan is designed to restore benefit reductions caused by the maximum benefit limitations that apply to qualified plans from benefits that would otherwise be provided under the Retirement Cash Balance Plan for eligible employees who do not participate in the Executive Cash Balance Plan. Benefits under the Retirement Cash Balance Plan, the Executive Cash Balance Plan and the Retirement Benefit Equalization Plan are based on eligible pay, generally consisting of base pay, short-term incentives and lump-sum merit increases. The Retirement Cash Balance Plan and the Retirement Benefit Equalization Plan exclude deferred compensation, other than deferrals pursuant to Sections 401(k) and 125 of the Internal Revenue Code.

Under the benefit accrual formula used to determine benefits under the Retirement Cash Balance Plan, an eligible employee’s plan account receives a pay credit at the end of each month in which the employee remains eligible and receives eligible pay for services. The monthly pay credit is equal to a percentage of the employee’s monthly eligible pay. For most eligible employees, the percentage depends on age and completed years of service at the beginning of the year, as shown below:

Age and Service	Monthly Pay Credit Percentage
34 or less	4%
35 to 49	5%
50 to 64	6%
65 or more	7%

In addition, the employee receives an additional 4% for any portion of eligible pay above the Social Security taxable wage base ($84,900 for 2002). However, for certain eligible employees, the total percentage is a flat 3% of eligible pay. Employee accounts also receive monthly interest credits on their balances. The rate of the interest credit is adjusted quarterly and equals the yield on 30-year U.S. Treasury Bonds during the third week of the last month of the previous quarter, subject to a minimum rate of 4% per year and a maximum rate of 9% per year.

Assuming that the Named Executive Officers currently employed by Duke Energy continue in their present positions at their present salaries until retirement at age 65, their estimated annual pensions in a single life annuity form under the applicable plans attributable to such salaries would be: R. B. Priory, $769,776; F. J. Fowler, $313,183; R. P. Brace, $157,163; and R. J. Osborne, $348,188. These estimates are calculated assuming interest credits at an annual rate of 4% and using a future Social Security taxable wage base equal to $84,900. Although H. J. Padewer was not vested in the Retirement Cash Balance Plan or the Executive Cash Balance Plan at the termination of his employment on December 31, 2002, his corresponding estimated annual pension under the assumptions described above would have been $230,566.

Other Information

Discretionary Voting Authority

As of the date this proxy statement went to press, we did not anticipate that any matter other than the proposals set out in this proxy statement would be raised at the annual meeting. If any other matters are properly presented at the annual meeting, the persons named as proxies will have discretion to vote on those matters according to their best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on information furnished to us and contained in reports filed with the SEC, as well as any written representations that no other reports were required, we believe that during 2002 all SEC filings of our directors and executive officers complied with the requirements of Section 16 of the Securities Exchange Act, except that H. J. Padewer did not timely file reports on three acquisitions of phantom stock through company stock plans in December 2002. The failure to timely report such transactions was due to administrative oversight on the part of Duke Energy.

Fees Paid to Independent Auditors

The following table presents fees for professional services rendered by Deloitte & Touche LLP, and the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte”) for Duke Energy for 2002:

(In millions)
Audit fees (a)	$7.1
Financial information systems design and implementation (b)	0.1
All other fees:
Tax matters (c)	10.3
Other (d)	9.1
Total all other fees	$19.4

Total fees:	$26.6

(a)	Audit fees include review of the financial statements set forth in Duke Energy’s Quarterly Reports on Form 10-Q for 2002.

(b)	Amount reported consists of a single contract initiated by a Westcoast subsidiary prior to the acquisition of Westcoast by Duke Energy. The subsidiary has since been sold.

(c)	Tax-related services comprise tax compliance (including U.S. federal and international returns), tax examination assistance and tax planning.

(d)	Primarily consists of fees for advice related to acquisitions and divestitures, controls review, statutory audits not completed in conjunction with annual audit, and for the issuance of consents and comfort letters in connection with SEC filings and financing transactions.

The Audit Committee has considered the compatibility of nonaudit services with the auditors’ independence.

Electronic Delivery of the 2003 Annual Report and Proxy Materials

If you received hard-copy versions of this year’s proxy materials, please consider signing up for electronic delivery of next year’s materials. Electronic delivery reduces Duke Energy’s printing and postage costs associated with hard-copy publications. You will be notified immediately by e-mail when next year’s annual report and proxy materials are available. E-delivery makes it more convenient for shareholders to cast their votes on issues that affect the company.

In order to enroll for electronic delivery, go to www.icsdelivery.com/duk and follow the instructions. You will need to enter a valid email address along with your social security number.

If you elect to receive your Duke Energy materials via the Internet, you can still request paper copies by contacting Investor Relations at (800) 488-3853 or by e-mail at InvestDUK@duke-energy.com.

Appendix A

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

OF DUKE ENERGY CORPORATION

(February 25, 2003)

I.    General Focus

The Audit Committee (the “Committee”) shall:

A.	Provide assistance to the Board of Directors (“Board”) in fulfilling its responsibilities with respect to its oversight of:
(i)	The quality and integrity of the Corporation’s financial statements;
(ii)	The Corporation’s compliance with legal and regulatory requirements;
(iii)	The independent auditor’s qualifications and independence; and
(iv)	The performance of the Corporation’s internal audit function and independent auditors.

B.	Review and approve the Committee’s report that the Securities and Exchange Commission (“SEC”) rules require be included in the Corporation’s annual proxy statement.

II.    Structure and Operations

The Committee shall be comprised of three or more members of the Board, each of whom is determined by the Board to be “independent” under the rules of the New York Stock Exchange, Inc. (“NYSE”) and the rules promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All members of the Committee shall have a working familiarity with basic finance and accounting practices (or acquire such familiarity within a reasonable period after his or her appointment) and at least one member shall in the judgment of the Board of Directors have accounting or related financial management expertise as required by the rules of the NYSE. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or by an outside consultant.

The members of the Committee shall be appointed by the Board and shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal. The members of the Committee may be removed, with or without cause, by majority vote of the Board.

The full Board shall elect the Chair of the Committee. The Chair shall be entitled to cast a vote to resolve any ties. The Chair will chair all regular sessions of the Committee and set the agendas for Committee meetings.

III.    Meetings

The Committee shall meet at least quarterly or more frequently as circumstances dictate. As part of its goal to foster open communication, the Committee shall periodically meet separately with each of management, the vice president of internal audit and the independent auditors to discuss any matters that the Committee or each of these groups believe should be discussed privately. The Committee may meet privately with the general counsel and the vice president with responsibility for the compliance program, as necessary. In addition, the Committee shall meet with the independent auditors and management quarterly to review the Corporation’s financial statements in a manner consistent with that outlined in Section IV of this Charter.

All non-management directors that are not members of the Committee may attend meetings of the Committee but may not vote. Additionally, the Committee may invite to its meetings any director, management of the Corporation and such other persons as it deems appropriate in order to carry out its responsibilities. The Committee may also exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities.

A majority of the members, but not less than two, will constitute a quorum. A majority of the members present at any meeting at which a quorum is present may act on behalf of the Committee. The Committee may meet by telephone or videoconference and may take action by unanimous written consent with respect to matters that may be acted upon without a formal meeting.

The Chair shall designate a person who need not be a member thereof to act as secretary and minutes of its proceedings shall be kept in minute books provided for that purpose. The agenda of each meeting will be prepared by the secretary and, whenever reasonably practicable, circulated to each member prior to each meeting.

IV.    Responsibilities and Duties

The following functions shall be the common recurring activities of the Committee in carrying out its responsibilities outlined in Section I of this Charter. These functions should serve as a guide with the understanding that the Committee may carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board of Directors from time to time related to the purposes of the Committee outlined in Section I of this Charter.

The Committee, in discharging its oversight role, is empowered to study or investigate any matter of interest or concern that the Committee deems appropriate. In this regard, the Committee shall have the authority to retain outside legal, accounting or other advisors for this purpose, including the authority to approve the fees payable to such advisors and any other terms of retention.

The Committee shall be given full access to the Corporation’s internal audit group, Board, corporate executives and independent accountants, as necessary, to carry out these responsibilities. While acting within the scope of its stated purpose, the Committee shall have all the authority of the Board.

Notwithstanding the foregoing, the Committee is not responsible for certifying the Corporation’s financial statements or guaranteeing the independent auditor’s report. The fundamental responsibility for the Corporation’s financial statements and disclosures rests with management and the independent auditors.

Documents/Reports Review

1.	Review with management and the independent auditors prior to public dissemination the Corporation’s annual audited financial statements and quarterly financial statements, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and discuss with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61 and the matters in the written disclosures required by Independence Standards Board Standard No. 1.

2.	Review and discuss with management and the independent auditors the Corporation’s earnings press releases (paying particular attention to the use of any “pro forma” or “adjusted” non-GAAP information) as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee’s discussion in this regard may be general in nature (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not take place in advance of each earnings release or each instance in which the Corporation may provide earnings guidance.

3.	Perform any functions required to be performed by it or otherwise appropriate under applicable law, rules or regulations, the Corporation’s By-laws and the resolutions or other directives of the Board, including review of any certification required to be reviewed in accordance with applicable regulations of the SEC.

Independent Auditors

4.	The independent auditors are ultimately accountable to the Committee and the Board, which have the ultimate authority to select, evaluate and, where appropriate, replace the independent auditors. The Committee shall annually recommend to the Board the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

5.	Review the independent auditors’ audit plan and areas of audit focus. Review the fees and other significant compensation to be paid to the independent auditors.

6.	Approve in advance any audit or nonaudit engagement or relationship that are entered into on or after May 6, 2003 between the Corporation and any independent auditor engaged to prepare or issue an audit report or perform other audit, review or attest services, other than prohibited nonauditing services, as specified in Section 10A(g) of the Exchange Act and the rules and regulations of the SEC or any rules pf the Public Company Accounting Oversight Board promulgated thereunder. The Committee shall not approve any “prohibited nonauditing services” without obtaining a prior exemption from the Public Company Accounting Oversight Board. Audit and nonaudit engagements must be approved either (a) explicitly in advance or (b) pursuant to a pre-approval policy established by the Committee that is detailed as to the services that may be pre-approved, do not permit delegation of approval authority to the Corporation’s management, and require management to inform the Committee of each service approved and performed under the policy.

The Committee may delegate to one or more members of the Committee the authority to grant such pre-approvals. The delegatee’s decisions regarding approval of services shall be reported by such delegatee to the full Committee at each regular Committee meeting.

Notwithstanding the foregoing, pre-approval is not necessary for minor nonaudit services, as specified in Rule 2-01(c)(7) of Regulation S-X.

7.	Review and assess, at least annually, the qualifications, performance and independence of the independent auditors, including a review and evaluation of the lead partner. In conducting its review and evaluation, the Committee should:

(a) Review the written report of the independent auditor that delineates all relationships between the independent auditor and the Corporation that the auditors believe may impact their independence and objectivity, which report should be submitted to the Committee at least annually, and discuss with the independent auditor and management the scope of any such disclosed relationship and their actual or potential impact on the independent auditor’s independence and objectivity;

(b) Confirm the rotation of the audit partners (as defined in Rule 2-01 of Regulation S-X) to ensure that the independent auditor remains independent under Rule 2-01 of Regulation S-X, and consider whether there should be regular rotation of the audit firm itself; and

(c) Take into account the opinions of management and the Corporation’s internal auditors (or personnel responsible for the internal audit function).

Internal Auditors

8.	Review the internal audit plan and significant changes in planned activities; review significant findings resulting from audits and managements’ responsiveness to the findings.

9.	Review the internal auditors’ assessment of the effectiveness of, or weaknesses in, internal control systems.

10.	Evaluate the performance and independence of the internal auditors.

Financial Reporting Process

11.

In consultation with the independent auditors, management and the internal auditors, review the integrity of the Corporation’s financial reporting processes, both internal and external. In that connection, the Committee should obtain and discuss with management and the independent auditor reports from management and the independent auditor regarding: (i) all critical accounting policies and practices to be used by the Corporation; (ii) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including all alternative treatments of financial information within generally accepted accounting principles that have been discussed with the Corporation’s management, the ramifications of the use of the alternative disclosures and treatments and the treatment preferred by the independent auditor; (iii) effects of changes in accounting standards that may materially affect the Corporation’s financial reporting practices; (iv) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles; (v) the integrity of the Corporation’s financial reporting practices and the adequacy and effectiveness of internal controls, including a review of significant findings identified by the independent auditors and internal audit, management’s responsiveness to such recommendations and any specific audit steps adopted in light of material control deficiencies and (vi) any other material written communications between the independent auditor and the Corporation’s management.

12.	Review periodically the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation.

13.	Review with the independent auditor (i) any audit problems or other difficulties encountered by the auditor in the course of the audit process, including any restrictions on the scope of the independent auditor’s activities or on access to requested information and any significant disagreements with management and (ii) management’s responses to such matters. Without excluding other possibilities, the Committee may wish to review with the independent auditor (i) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise), (ii) any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement and (iii) any “management” or “internal control” letter issued or proposed to be issued by the independent auditor to the Corporation.

14.	Review and discuss with the independent auditor the responsibilities, budget and staffing of the Corporation’s internal audit function.

Legal Compliance/General

15.	Review periodically, with the Corporation’s general counsel, any legal matter that could have a significant impact on the Corporation’s financial statements.

16.	Review annually the Corporation’s compliance program and Code of Business Ethics compliance and any material inquires or reports received from regulatory or governmental agencies.

17.	Immediately following the annual meeting of shareholders and at any time when the composition of the Committee changes, verify that management submits to the NYSE its “Written Affirmation Form” confirming the composition of the Committee and this Charter satisfies NYSE requirements.

18.	Set clear hiring policies for employees or former employees of the independent auditors. At a minimum, these policies should provide that any independent auditor may not provide audit services to the Corporation if a former partner, principal, shareholder or employee of the auditor is employed by the Corporation as its chief executive officer, controller, chief financial officer, vice president of internal audit or in any other financial reporting oversight role unless such employment would not impair the auditor’s independence under Rule 2-01 of Regulation S-X.

19.	Establish procedures for: (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

Reports

20.	Review and approve all reports required to be included in the Corporation’s annual proxy statement, pursuant to and in accordance with applicable rules and regulations of the SEC.

21.	Report to the Board whether, based on its discussions with management and the independent auditor, it recommends to the Board that the most recent year’s audited financial statements be included in the Corporation’s annual report on Form 10-K to be filed with the SEC.

22.	Report regularly to the full Board including:

(i)	with respect to any issues that arise with respect to the quality or integrity of the Corporation’s financial statements, the Corporation’s compliance with legal or regulatory requirements, the performance and independence of the Corporation’s independent auditors or the performance of the internal audit function;

(ii)	following all meetings of the Committee; and

(iii)	with respect to such other matters as are relevant to the Committee’s discharge of its responsibilities.

The Committee shall provide such recommendations as the Committee may deem appropriate. The report to the Board may take the form of an oral report by the Chair or any other member of the Committee designated by the Committee to make such report.

23.	Maintain minutes or other records of meetings and activities of the Committee.

V.    Annual Performance Evaluation

The Committee shall perform a review and evaluation, at least annually, of the performance of the Committee and its members, including a review of the compliance of the Committee with this Charter. In addition, the Committee shall review and reassess, at least annually, the adequacy of this Charter and recommend to the Board any improvements to this Charter that the Committee considers necessary or valuable. The Committee shall conduct such evaluations and reviews in such manner as it deems appropriate.

Directions to Annual Meeting of Shareholders

Duke Energy

Energy Center

526 South Church Street

Charlotte, NC 28202

From I-77 North:

Take the Morehead Street exit - 10A

Turn Left onto Morehead Street

Turn Left onto Mint Street

Mint Street Parking Deck located adjacent to Ericsson Stadium

From I-77 South:

Take the I-277/John Belk Freeway/US-74/Wilkinson Blvd. exit - 9B

Merge onto I-277 N/US-74 E.

Take the Carson Blvd. exit - 1D

Stay straight to Carson Blvd.

Turn Left onto Mint Street

Mint Street Parking Deck located adjacent to Ericsson Stadium

Free parking available in the Mint Street Parking Deck.

1 - Energy Center

2 - Mint St. Parking Deck

3 - Ericsson Stadium

DUKE ENERGY CORPORATION

Annual Meeting of Shareholders

April 24, 2003 at 10:00 a.m.

Energy Center - O.J. Miller Auditorium

526 South Church Street

Charlotte, North Carolina

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints R.B. Priory, R.P. Brace and R.W. Blackburn, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of Common Stock of Duke Energy Corporation of the undersigned at the annual meeting of shareholders to be held in the Energy Center, 526 South Church Street, Charlotte, North Carolina, on April 24, 2003 and at any adjournment thereof, upon all subjects that may come before the meeting, including the matters described in the proxy statement furnished herewith subject to any directions indicated on the reverse side of this card. If no directions are given, the individuals designated above will vote for the election of all director nominees, in accord with the directors’ recommendations on the other subjects listed on this card and at their discretion on any other matter that may come before the meeting.

Your vote for the election of directors may be indicated on the reverse. Nominees are: Robert J. Brown, William T. Esrey, George Dean Johnson, Jr., James G. Martin, Richard B. Priory and Michael E. J. Phelps.

C/O PROXY SERVICES P.O. BOX 9112 FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, April 22, 2003. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, April 22, 2003. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Duke Energy Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:         DECORP           KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DUKE ENERGY CORPORATION

The Board of Directors recommends a vote “For All” Director nominees.				è		For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write each withheld nominee’s number on the line below.
						☐	☐	☐

1.

Election of five nominees as Class III directors and one nominee as a Class I director, 01) Robert J. Brown, 02) William T. Esrey, 03) George Dean Johnson, Jr., 04) James G. Martin, 05) Richard B. Priory, 06) Michael E. J. Phelps (Class 1).

The Board of Directors recommends a vote “For” Proposals 2, 3 and 4		ê				The Board of Directors recommends a vote “Against“ Proposals 5 and 6.				ê
		For	Against		Abstain				For	Against	Abstain
2.	Ratification of Deloitte & Touche LLP as Duke Energy’s independent auditors for 2003.	☐	☐		☐	5.	A shareholder proposal relating to a study of the risk and responsibility for public harm due to Duke Energy’s nuclear program, if properly presented at the annual meeting		☐	☐	☐
3.	Approval of the Amended Duke Energy Corporation 1998 Long-Term Incentive Plan	☐	☐		☐

4.	Approval of the Amendment and Restatement of the Duke Energy Corporation 2000 Policy Committee Short-Term Incentive Plan as Duck Energy Corporation Executive Short-Term Incentive Plan.	☐	☐		☐	6.	A shareholder proposal relating to reexamination of Duke Energy’s dividend policy, if properly presented at the annual meeting		☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature [Joint Owners]			Date